Limited Term Tax-Exempt Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$43,453
Class B	$685
Class C	$1,769
Class F-1	$3,185
Class F-2	$966
Total	$50,088
Class R-5	$3,032
Total	$3,032

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5006
Class B	$0.3970
Class C	$0.3897
Class F-1	$0.4982
Class F-2	$0.4972
Class R-5	$0.4677

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	112,490
Class B	1,652
Class C	4,838
Class F-1	7,164
Class F-2	13,463
Total	139,607
Class R-5	-
Total	-

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.11
Class B	$15.11
Class C	$15.11
Class F-1	$15.11
Class F-2	$15.11
Class R-5	-